AMERICAN BEACON ADVISORS, INC.
AMERICAN BEACON MASTER TRUST
AMERICAN BEACON FUNDS
AMERICAN BEACON MILEAGE FUNDS
AMERICAN BEACON SELECT FUNDS

CODE OF ETHICS

Dated March 14, 2011

A.           Definitions  When used in this Code, the following terms shall have the meanings set forth below:

"Access Person" means any officer or employee of the Advisor or the Funds except an officer or employee that the Chief Compliance Officer deems not to meet the definition of “access person” under Rule 204A-1 under the Advisers Act or Rule 17j-1 under the Investment Company Act.  The Advisor’s directors and the Funds’ Trustees are not currently deemed to be Access Persons, because they are not provided with access to any nonpublic information regarding the Advisor’s securities recommendations, client purchase and sale activity or client portfolio holdings nor are they involved in making securities recommendations.  The Chief Compliance Officer may determine that a contract worker is an Access Person depending on the nature of his or her work.

“Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended.

“Advisor” means American Beacon Advisors, Inc.

"Advisory Account" means any account with respect to which the Advisor provides investment advisory services pursuant to a contract.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) of Securities or Funds are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan and systematic payroll contributions to (or distributions from) a retirement plan account.

"Beneficial Ownership" shall be interpreted in a manner consistent with Rule 16a-1(a)(2) under the Exchange Act.  In general, this provision specifies that, to have Beneficial Ownership, a person must have the opportunity to profit directly or indirectly from a transaction in securities.  Thus, an Access Person may be deemed to have Beneficial Ownership over securities held in accounts registered in the name of members of his or her immediate family sharing the same household (i.e. a spouse, children and other relatives), or by certain partnerships, trusts, corporations or other arrangements.  For example, Access Persons would likely be deemed to have Beneficial Ownership of securities held in the following accounts:  spousal retirement plan accounts (e.g., 401(k) and 403(b) plan accounts), accounts registered to a trust for which the Access Person serves as trustee, and accounts registered to a partnership for which the Access Person or the Access Person’s spouse serves as general partner.

"Chief Compliance Officer" means the Advisor employee and Funds’ officer designated by the Advisor and the Trustees as being responsible for receiving reports or notices and performing such other duties as required by the Code, as well as his or her designee.

“Code” means this Code of Ethics.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exempt Security” means (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares of open-end investment companies with the exception of exchange-traded funds and the Funds, which are subject to various provisions of the Code as noted herein. In addition, as may be determined by the Chief Compliance Officer, a futures transaction and an option on certain broad-based securities indices will be deemed an “Exempt Security.”

"Funds" means American Beacon Master Trust and each of the series of the American Beacon Funds, American Beacon Mileage Funds and American Beacon Select Funds.

“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

"Investment Personnel" includes Portfolio Managers, analysts and traders employed by the Advisor who assist in the investment process for Advisory Accounts or the Funds.

"Portfolio Manager" means an employee of the Advisor with responsibility and authority to make investment decisions directly affecting an Advisory Account or the Funds, including the authority to select and allocate assets among investment sub-advisors.

“Private Placement” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act.

"Purchase or sale of a security" includes, among other transactions, the writing of an option to purchase or sell a non-Exempt Security.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

"Security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Trustee” means any trustee of the Funds who is not an officer or employee of the Funds and who does not meet the definition of “access person” under Rule 204A-1 of the Advisers Act for any investment sub-advisor to the Funds.

Access Persons and Trustees should contact the Chief Compliance Officer regarding any questions they have concerning or interpreting any of the above definitions.

B.           Statement of General Principles

All directors, officers and employees of the Advisor, regardless of whether they are deemed to be Access Persons, owe a fiduciary duty to place the interests of the Advisory Accounts and shareholders of the Funds above their own.  This includes the responsibility to conduct their personal securities transactions in a manner that does not interfere with portfolio transactions on behalf of Advisory Accounts and the Funds.  Access Persons must execute their personal securities transactions in accordance with the policies and restrictions set forth in this Code.  Trustees owe a fiduciary duty to place the interests of the shareholders of the Funds above their own.  Doubtful situations should be resolved in favor of the Advisory Account or the Funds, as applicable.

Access Persons and Trustees should not take unfair advantage of their relationship to the Advisor and the Funds.  This would include solicitation of gifts or special treatment from persons or entities that do business, or propose to do business, with or on behalf of the Advisor and the Funds.

Technical compliance with the Code's procedures will not automatically exempt from scrutiny any Access Person’s or Trustee’s actions that may indicate a perceived abuse of fiduciary duties.  All directors, officers and employees of the Advisor, regardless of whether they are deemed to be Access Persons, are required to comply with all applicable federal securities laws.

C.           Restrictions on Personal Securities Transactions

1.           Purchases and Sales of a Security.  No Access Person shall purchase or sell, directly or indirectly:

a.           any Security that, to his or her actual knowledge at the time of such purchase or sale, is being purchased or sold by an Advisory Account or the Funds;

b.           any Security that, to his or her actual knowledge at the time of such purchase or sale, the Advisor or any investment sub-advisor employed by the Advisor is actively considering for purchase or sale by an Advisory Account or the Funds; or

c.           any convertible security, option, warrant or any security of a different class of any issuer whose underlying or other class of securities are, to his or her actual knowledge at the time of such purchase or sale, being actively considered or are currently being purchased or sold by an Advisory Account or the Funds.

These prohibitions shall apply whether the transaction is in the same direction (e.g. two purchases) or the opposite direction (e.g. a purchase and a sale) of the trade for an Advisory Account or the Funds and will continue until the day after the day on which the Advisor or the investment sub-advisor determines not to enter into or completes the purchase or sale.

2.           Exceptions. The prohibitions of Section C.1. above shall not apply to:

a.           purchases or sales of Securities over which the Access Person or Trustee has no direct or indirect influence, control or prior knowledge;

b.           purchases or sales of Securities pursuant to an Automatic Investment Plan;

c.           purchases of Securities effected upon the exercise of rights issued by an issuer proportionately to all holders of a class of its Securities (or certain other corporate actions as approved by the Chief Compliance Officer) to the extent such rights were acquired from that issuer, as well as sales of such rights so acquired; or

d.           acquisitions of partnership interests in a private equity fund-of-funds for which the Advisor serves as investment manager.

3.           Undue Influence.  No Access Person who owns a particular Security shall attempt to cause an Advisory Account or the Funds to purchase, sell or hold the same Security in a manner calculated to create a personal benefit to the Access Person.  An Access Person who participates in an investment decision on behalf of an Advisory Account or the Funds concerning a particular security, that could create a material benefit to the Access Person, should disclose to those persons with authority to make investment decisions, or to the Chief Compliance Officer, the nature of his/her interest in that Security.

4.           Initial Public Offerings.  No Investment Personnel may acquire any Securities in an Initial Public Offering.

5.           Private Placements.  Prior clearance from the Chief Compliance Officer is required for any acquisition by an Access Person of Securities in a Private Placement, except for the private equity funds-of-funds for which the Advisor serves as investment manager.  Approval should take into account whether the investment opportunity should be reserved for Advisory Accounts or the Funds, and whether the opportunity is being offered to the individual by virtue of his or her position with the Advisor.  Investment Personnel who have been authorized to acquire securities in a Private Placement are required to disclose these investments when they play a part in the Advisor's subsequent consideration of an investment in the issuer on behalf of an Advisory Account or the Funds.  In such circumstances, the decision to make the investment should be subject to an independent review by Investment Personnel with no personal interest in the issuer.

The Advisor deems that investment by certain qualified Access Persons in the Advisor’s private equity funds-of-funds does not limit the ability of the Advisor’s clients to invest in the funds-of-funds, and the Access Person’s opportunity to invest results directly from their qualification as a knowledgeable employee of the Advisor.  The Advisor’s senior management shall determine those Access Persons who are qualified for investment in each private equity fund-of-funds, which shall serve as pre-clearance under the Advisers Act and the Investment Company Act.  Investment Personnel with investments in the Advisor’s private equity funds-of-funds may participate in decisions to recommend the funds-of-funds to Advisory Accounts.

6.           Short-Term Trading.  No Investment Personnel may profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within sixty calendar days.  However, individual exceptions may be permitted by the Chief Compliance Officer when it is deemed that short-term profit-taking by Investment Personnel would not create a conflict with the interests of any Advisory Account or the Funds.  Any trades made in violation of this prohibition should be reversed, or if that is not feasible, all profits resulting from the trading should be disgorged to a charitable organization designated by an executive officer of the Advisor; provided, however, that an executive officer of the Advisor may waive disgorgement of profits if it is determined that trading in violation of this prohibition was inadvertent and did not otherwise result in a conflict with an Advisory Account or the Funds.

7.           Excessive Trading.  No Access Person may engage in trading activity in the Funds considered by the Advisor to be excessive.  Each Access Person shall be limited by each Fund’s applicable excessive trading policy as disclosed in the current Prospectus.  This prohibition includes exchanges executed in the Advisor's 401(k) plan but excludes trades pursuant to an Automatic Investment Plan and trades in the money market series of the Funds.

8.           Seven Day Blackout. No Portfolio Manager may purchase or sell a Security within seven calendar days of a purchase or sale of the same (or equivalent) Security on behalf of an Advisory Account or Fund managed by that Portfolio Manager.

9.           Portfolio Securities. No Portfolio Manager may purchase or sell a Security if, as of the time of the proposed transaction, an Advisory Account or Fund managed by the Portfolio Manager owns more than five percent (5%) of a Security issued by the same issuer.  Exceptions to the foregoing limitation may be granted by the Chief Compliance Officer if it is determined that the trade would not create an actual or apparent conflict of interest with the Advisory Account or Fund.

10.           Insider Information, Market Manipulation and Other Prohibited Transactions.  All Access Persons and Trustees are subject to compliance with the Statement of Policy on Material Non-Public Information adopted jointly by the Advisor and the Funds.

Access Persons may not enter into any personal securities transaction, and Investment Personnel may not enter a transaction on behalf of an Advisory Account or a Fund:

a.           while in possession of material nonpublic information regarding the security or issuer of the security;

b.           intended to raise, lower or maintain the price of any security to create a false appearance of active trading; or

c.           based upon a conflict of interest rather than the best interests of Advisory Accounts or the Funds.

D.           Procedures Related to Personal Securities Transactions by Access Persons

1.           Pre-clearance.  An Access Person may effect a purchase or sale of a Security in which he/she has, or through such transaction acquires, direct or indirect Beneficial Ownership of that Security, only if he/she obtains clearance prior to the transaction. Requests for pre-clearance shall be made through the Advisor’s compliance reporting system.  However, the Chief Compliance Officer may determine to accept requests by an alternate method when the Access Person is not able to access the system.  Upon receipt of pre-clearance, an Access Person may engage in a transaction otherwise prohibited by Section C.1.  Unless the Access Person has received approval to enter a transaction on a good-until-canceled basis, the Access Person shall execute the transaction by the end of the business day following the date of approval.  If the Access Person is not able to execute the transaction by the end of the next business day, he/she must submit an additional request for pre-clearance.

Pre-clearance approvals should be based upon a determination by the Chief Compliance Officer (in consultation with such other persons as may be necessary) that the purchase or sale will not materially affect the liquidity of the market for the Security or its price and will not present an apparent or actual conflict with a purchase or sale of the same or a similar Security on behalf of an Advisory Account or a Fund.

Pre-clearance is not necessary for transactions in Exempt Securities or exchange-traded funds.  In addition, pre-clearance is not necessary for Automatic Investment Plan transactions, gifts of Securities, grants of rights or options on any Security, or other transactions for which the Access Person (or the owner of an account deemed to be beneficially owned by the Access Person) does not directly control the timing of the transaction.

An Access Person may seek an exemption from the pre-clearance requirement for Securities transactions in an account over which the Access Person has no direct or indirect influence, control or prior knowledge (i.e., the Access Person’s broker or financial advisor has full discretion over the account).   To qualify for the exemption, the Access Person must seek approval from the Chief Compliance Officer and execute an initial and thereafter, annual certifications, through the Advisor’s compliance reporting system.  These transactions, although exempted from the pre-clearance requirement, must still be reported in accordance with Section D.2. of the Code.

2.           Reporting by Access Persons.  Every Access Person shall report to the Chief Compliance Officer the information described below with respect to holdings and transactions in any Security or Fund in which such Access Person has, or by reason of such transaction acquires, direct or indirect Beneficial Ownership in the Security or Fund.  Exempt Securities are exempt from all three reporting requirements.  Automatic Investment Plan transactions are exempt from the quarterly transaction report requirement, but holdings in any Securities or Funds accumulated through an Automatic Investment Plan must be reported in the initial and annual holdings reports.  All other transactions and holdings involving Securities or Funds must be reported, regardless of whether the Access Person received pre-clearance or the transaction was exempt from the pre-clearance requirement.  Transactions that are exempt from the pre-clearance requirement but that require reporting include gifts of Securities, transactions in exchange-traded funds, employee-directed exchanges between Funds in the Advisor's 401(k) plan, subscriptions to the Advisor’s private equity funds-of-funds, grants of rights or options on any Security, and transactions in accounts that the Chief Compliance Officer has approved for exemption.

a.           Initial Holdings Report.  Every report shall be made no later than ten (10) days after a person becomes an Access Person and shall contain the following information (which must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person):

1.)           the title, type, ticker symbol or CUSIP (if applicable), number of shares (for equity securities) and principal amount (for debt securities) of each Security and Fund in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

2.)           the name of the broker, dealer or bank with whom the Access Person maintained an account in which any Securities or Funds were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

3.)           the date that the report is submitted by the Access Person.

b.           Quarterly Transaction Report.  Every report shall be made no later than thirty (30) days after the end of the calendar quarter and shall contain the following information:

1.)           the date of the transaction, the title, the number of shares (for equity securities), the principal amount (for debt securities), and interest rate, maturity date and ticker symbol or CUSIP (if applicable) of each Security or Fund involved;

2.)           the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.)           the price at which the transaction was effected;

4.)   the name of the broker, dealer or bank with or through which the transaction was effected;

5)    the date that the report is submitted by the Access Person; and

6.)   for any account opened during the quarter in which any security was held for the direct or indirect benefit of the Access Person, include the name of the broker, dealer or bank with whom the account was established and the date of establishment.

c.           Annual Holdings Report.  Every report shall be made annually containing the following information as of December 31 and shall be submitted within forty-five (45) calendar days after December 31:

1.)           the title, type, ticker symbol or CUSIP (if applicable), number of shares (for equity securities) and principal amount (for debt securities) of each Security and Fund in which the Access Person had any direct or indirect Beneficial Ownership;

2.)           the name of the broker, dealer or bank with whom the Access Person maintains an account in which any security is held for the direct or indirect benefit of the Access Person; and

3.)   the date that the report is submitted by the Access Person.

All reports shall be made through the Advisor’s compliance reporting system.  Electronic files containing the required information may be transmitted to the compliance reporting system by an Access Person’s broker, but the Access Person must confirm the information in the system within the deadlines set forth above.

3.           Notification of Reporting Obligation.  The initial holdings, quarterly and annual reports are necessary to comply with the requirements of the Advisers Act and the Investment Company Act and the rules thereunder.  All Access Persons under a duty to file initial holdings, quarterly and annual reports with the Chief Compliance Officer shall be informed of that duty by that officer.  Once informed of their duty to file quarterly and annual reports, an Access Person has a continuing obligation to file such reports in a timely manner until such time as notified otherwise.  Information supplied in the reports is available for inspection by the Securities and Exchange Commission at any time during the five-year period following the end of the fiscal year in which each report is made.

4.           Disclaimer of Beneficial Ownership.  Any report pursuant to this Section D. shall not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Security or Fund to which the report relates.

5.           Records of Securities and Fund Transactions.  All Investment Personnel must direct their brokers to supply the Chief Compliance Officer with electronic files or duplicate hard copies of confirmations and statements for all accounts in which Securities or Funds are held or traded.  Such records are not required to be submitted for accounts that solely contain transactions in Exempt Securities (e.g. open-end investment company accounts not relating to the Funds).

E.           Procedures Related to Personal Securities Transactions by Trustees

1.           Reporting by Trustees.  A Trustee must report a transaction if such Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Funds, should have known that, during the fifteen (15) day period immediately before or after the date of the transaction by the Trustee, such Security was being purchased or sold by the Funds or such Security was under consideration for purchase or sale by the Advisor, or any of its other investment advisers, on behalf of the Funds.  The Legal & Compliance Department will request these reports on a quarterly basis.

2.           Disclaimer of Beneficial Ownership.  Any report pursuant to this Section E. shall not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Security or Fund to which the report relates.

F.           Other Potential Conflicts of Interest

1.           Gifts.

a.           Dollar Limit.  An annual limit of $150 applies to any gifts that an Access Person receives from or gives to any person or entity that does business, or proposes to do business, with or on behalf of the Advisor or the Funds.  The $150 limit may be met with one gift or multiple gifts that total $150 to/from a particular person or entity in a calendar year.  Access Persons may not provide gifts at their own expense.

b.           Exceptions to the Dollar Limit.  Gifts in connection with a personal relationship or that are intended to recognize a personal event (e.g., wedding, birth of a child, etc.) shall not count towards the annual dollar limit.  A gift of food, flowers, or other consumable item that an Access Person receives from a person or entity that does business, or proposes to do business, with or on behalf of the Advisor or the Funds shall not count towards any Access Person’s annual dollar limit as long as the gift is shared with other employees of the Advisor.

A promotional item that displays an Advisor’s logo and that the Access Person receiving such item reasonably believes to be valued less than $150 shall not count towards the annual dollar limit.

c.           Reporting of Gifts.  Upon receipt of any gift subject to the annual dollar limit, the Access Person receiving such gift shall provide to the Legal & Compliance Department a description of the gift and from whom it was received.  In addition, before giving any gift subject to the annual dollar limit, the Access Person arranging for such gift shall provide to the Legal & Compliance Department a description of the gift, its cost, and the intended recipient.  The Legal & Compliance Department will maintain a log of gifts by recipient and donor.

A promotional item that displays an Advisor’s logo and that an Access Person receiving such item reasonably believes to be valued more than $150 should be reported to the Legal & Compliance Department.  The Chief Compliance Officer shall consider any potential conflict of interest resulting from acceptance of such gift.

A promotional item that displays the Advisor’s logo and that an Access Person giving such item believes to be valued more than $150 must be reported to the Legal & Compliance Department.

Any gift given by an Access Person to persons affiliated with a union or other labor organization should be reported to the Legal & Compliance Department.

d.           Refusal of Gifts.  Any gift that exceeds the $150 annual limit for gifts received from a particular donor must be shared with other employees of the Advisor or returned to the donor.

e.           Registered Representatives.  Access Persons who are registered representatives of the Funds’ distributor are also subject to the distributor’s policies and procedures with respect to gifts and entertainment, which may be more restrictive.

2.           Entertainment.

a.           Provision of Entertainment.  Access Persons with pre-approval from their manager may provide reasonable business entertainment (e.g., meals, attendance at cultural or sporting events, rounds of golf, etc.).  Access Persons may not provide business–related entertainment at their own expense.

Business entertainment provided by an Access Person will be considered a gift, and therefore subject to the gift policies described in section E.1. of the Code, if an Access Person is not present at the event.

b.           Receipt of Entertainment.  Access Persons with pre-approval from their manager are allowed to participate in business entertainment provided by any person or entity that does business, or proposes to do business, with or on behalf of the Advisor or the Funds.  In determining whether to approve receipt of entertainment, management should evaluate whether the extravagance or frequency of the entertainment poses a potential conflict of interest for the Access Person or the Advisor.

Business entertainment provided to an Access Person will be considered a gift, and therefore subject to the gift policies described in section E.1. of the Code, if a representative of the entity providing the entertainment is not present at the event.

Those Access Persons with authority to hire vendors for the Advisor or the Funds are not allowed to accept entertainment from current or potential vendors, unless a representative of the vendor will be in attendance at the entertainment event.

c.           Reporting of Entertainment.  Any business entertainment provided for persons affiliated with a union or other labor organization must be reported to the Legal & Compliance Department.

3.	Political Contributions and Activities.

a.           Prohibitions.  Access Persons are prohibited from, directly or indirectly, making political contributions with the intent of influencing a government official or political candidate who is or will be in a position to influence the Advisor’s selection as an investment adviser to government entity clients. This would include contributions to political action committees or political parties, if the Access Person is aware of the committee’s or party’s intent to distribute monies to certain officials or candidates who are or will be in a position to influence the Advisor’s selection.  Coordinating or soliciting contributions from others (for example, fund-raising activities) on behalf of a candidate who is or will be in a position to influence the Advisor’s selection is also prohibited.

Volunteering personal time to a candidate or government official would not be considered a contribution.

Access Persons in executive and client-facing roles should be particularly conscious of the potential for their political contributions and activities to be perceived as attempts to acquire or maintain government clients for the Advisor.  If it is determined that a political contribution or activity by an Access Person in an executive or client-facing role was intended to influence the Advisor’s selection or retention of a government client, the Advisor may be required to forego advisory fees on the affected Advisory Account for a two-year period following the contribution or activity.

b.           Pre-clearance of Political Contributions and Activities.  Every Access Person is permitted to make political contributions up to $150 per election without prior approval by the Advisor.  Access Persons wishing to make a contribution of $150 or greater or who wish to participate in any political fund-raising activity must seek pre-clearancethrough the Advisor’s compliance reporting system.  However, the Chief Compliance Officer may determine to accept requests by an alternate method when the Access Person is not able to access the system.

Pre-clearance approvals should be based upon consideration of the following factors: the Access Person’s eligibility to vote for the candidate, the amount of the contribution or anticipated fund-raising, whether the candidate has or will have influence over the Advisor’s management of current or prospective Advisory Accounts, and the Access Person’s position with the Advisor.

c.           Reporting of Political Contributions and Activities.  Every Access Person shall provide a quarterly report of his or her political contributions and fund-raising activities, including those that were pre-cleared, through the Advisor’s compliance reporting system. Each Access Person will be asked to certify that he or she did not attempt to influence any third party to make a contribution nor did he/she make a contribution with the intent of influencing the Advisor’s selection as an investment adviser to government entity clients.

In addition, certain Access Persons will be notified of their obligation to report any contributions or fund-raising activities by members of their household, based upon the Advisor’s determination that those Access Persons have a direct economic incentive to influence the Advisor’s selection as an investment adviser to government entity clients.  All such reports shall be made through the Advisor’s compliance reporting system.

4.           Service as a Director.  Investment Personnel are prohibited from serving on a board of directors of a publicly traded company unless prior authorization has been granted by the Chief Executive Officer of the Advisor or the President of the Funds, as applicable, based upon a determination that the board service would not be inconsistent with the interests of the Advisor or its Advisory Accounts or the Funds or their shareholders.  The Chief Executive Officer's serving on any board of a publicly traded company must be approved by the Advisor’s board of directors and the Funds’ President’s serving on such a board must be approved by the Funds’ Board of Trustees.  The Funds’ Board of Trustees will be notified if any Investment Personnel is permitted to serve as director.

G.           Violations and Sanctions

1.           Review for Violations.  Periodically, the Chief Compliance Officer shall compare the reported personal securities transactions of Access Persons with completed portfolio transactions of the Advisory Accounts and the Funds to determine whether a violation of this Code may have occurred.  Before making any determination that a violation has or may have been committed by any person, the Chief Compliance Officer shall give such person an opportunity to supply additional explanatory material.  If the Chief Compliance Officer determines that a violation of this Code has or may have occurred, he/she shall submit information deemed appropriate, including any explanatory material provided by the potential violator, to an executive officer of the Advisor. The executive officer (in consultation with the Chief Compliance Officer and legal counsel if deemed necessary) shall make the determination of whether a violation has occurred.  With respect to the Chief Compliance Officer’s personal trading activity, the Advisor’s Vice President of Legal and Compliance shall perform the duties of the Chief Compliance Officer, as described in the Code.

No person shall participate in a determination of whether he or she has committed a violation of the Code or the imposition of any sanction as a result of such violation.

No less than annually, the Chief Compliance Officer must furnish to the Funds’ Board a written report that:

a.           describes any issues arising under the Code or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

material violations of the Code or procedures and sanctions imposed in response to the material violations; and

b.           certifies that the Advisor has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

2.           Reporting of Violations.  Any Access Person or Trustee who becomes aware of a violation of this Code is required to promptly notify the Chief Compliance Officer of the relevant details of such violation.

3.           Sanctions.  Upon determining that there has been a violation of this Code, an executive officer, (in consultation with the Chief Compliance Officer and legal counsel if deemed necessary), may determine such sanctions as deemed appropriate including, among others, a letter of censure, or suspension or termination of the employment of the violator.  In every case, any profits realized from prohibited transactions must be disgorged to a charitable organization designated by an executive officer of the Advisor.

H.           Delivery and Certification of the Code

1.           Delivery of Code to Access Persons and Trustees.  The Advisor’s Legal & Compliance Department shall deliver a current copy of the Code to each Access Person and Trustee when each such person is deemed to become an Access Person or Trustee.  In addition, the Legal & Compliance Department will deliver a copy of the Code to each Access Person and Trustee on an annual basis and upon material amendment of the Code.  Pursuant to Rule 17j-1 under the Investment Company Act, Trustees must approve any material change to the Code no later than six months after adoption of the material change.

2.           Certification of Compliance with Code.  Within ten (10) days of becoming an Access Person or Trustee, each Access Person and Trustee is required to certify that he/she i) has received, read and understood the Code and ii) agrees to abide by the policies and procedures set forth in the Code.  Each Access Person and Trustee shall also certify annually that he/she has i) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code and ii) notified the Chief Compliance Officer of any violation of which the Access Person has become aware.  Subsequent to delivery of any Code amendments, Access Persons shall certify that they i) have received, read and understood the Code amendment and ii) agree to abide by the policies and procedures set forth in the Code, as amended.